Exhibit 99.1

Release:	Immediate
Contact:	Dave Miller (business media) 408/563-9582	Betty Newboe (technical media) 408/563-0647	Randy Bane (financial community) 408/986-7916

Applied Materials to Create New Company with Dainippon Screen to Deliver Innovative Track Solutions

SANTA CLARA, Calif., May 15, 2006 —Applied Materials, Inc. today announced that it has signed an agreement to create a joint venture company with Dainippon Screen Mfg. Co., Ltd. (Screen) to deliver advanced, technically differentiated track solutions for customers’ critical semiconductor manufacturing requirements.

The new company, to be called Sokudo Co., Ltd., will be headquartered in Kyoto, Japan, and will bring together the complementary resources and capabilities of Screen and Applied Materials. Sokudo will operate as a separate entity having its own management structure, with 52% owned by Screen and 48% owned by Applied Materials. Screen will transfer into the new company its existing track business and related intellectual property, including employees, products and its installed base of systems. Applied’s contribution to Sokudo will include technology and related intellectual property, key development employees and ¥16.6 billion (approximately US$151 million). Screen will perform manufacturing for Sokudo under an outsourcing agreement.

“Partnering with Screen in this new company is an opportunity for Applied to grow our business by accelerating our entry into track, a large and growing market that complements our thin film nanomanufacturing technology capabilities,” said Mike Splinter, president and CEO of Applied Materials. “We look forward to working with Screen and combining our extensive product knowledge and experience. Track technology is a natural extension of Applied’s lithography-enabling solutions for customers. Our process expertise and advanced process control capabilities, including film pattern transfer and integration, will deliver new levels of innovation to track systems and improved solutions for semiconductor manufacturers worldwide.”

Screen is a top 10 supplier of semiconductor fabrication equipment, specializing in wafer cleaning, coater/developer track and flash anneal systems. Screen brings to Sokudo 25 years of track expertise and key customer relationships, and is widely recognized for providing highly reliable manufacturing systems with excellent design and engineering.

According to market researcher Gartner Dataquest, the market for track systems was estimated to be $1.4 billion in 2005 and is forecast to grow to nearly $2.0 billion in 2008.

Formation of the company is subject to customary closing conditions and is expected to be finalized in July of 2006.

Applied Materials will discuss today’s announcement on a conference call at 7 a.m. Pacific Daylight Time. A live webcast of the conference call will be available on Applied’s web site and a replay will be available after 2 p.m. Pacific Daylight Time.

This press release contains forward-looking statements relating to Applied Materials’ anticipated joint venture with Dainippon Screen and expected benefits of the transaction, including new product development/commercialization and growth opportunities; Applied’s and Screen’s technology leadership and capabilities; and the market for track systems. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: the satisfaction of closing conditions; successful integration of Applied’s and Screen’s respective contributions to the joint venture; the joint venture’s ability to develop, manufacture and commercialize products; sustainability of demand in the semiconductor and semiconductor equipment industries, which is subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and integrated circuits, and geopolitical uncertainties; Applied Materials’ ability to develop, deliver and support a broad range of products and to expand its markets and develop new markets; retention of key employees; and other risks described in Applied Materials’ Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. All forward-looking statements are based on managements’ estimates, projections and assumptions as of the date hereof and Applied Materials assumes no obligation to update any such statement.

Dainippon Screen Mfg. Co., Ltd. was established in 1943 and is a top 10 supplier of semiconductor fabrication equipment, specializing in wafer cleaning systems, coater/developer track equipment, and next-generation flash anneal tools. Dainippon Screen is a public company quoted on the Tokyo stock exchange (TSE:7735). Its website is www.screen.co.jp.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in nanomanufacturing technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.

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